Exhibit 10.3

Short-Term Incentive Plan
Deferred Stock Unit Plan Summary

In an effort to help our STIP participants increase their ownership in Tennant stock, we have developed a plan which allows them the option to exchange their cash award for deferred stock units.  The plan works as follows:

Deferred Stock Unit Election

Prior to the beginning of a plan year, an eligible participant can elect to convert all or a portion (in 10% increments) of the upcoming years STIP cash incentive award to deferred stock units.

For each $1.00 of STIP cash payment, participants will receive $1.20 in deferred stock units.

Deferred Stock Unit Calculation

The deferred stock unit account will be calculated as follows:

Annual STIP Award X Deferred Stock Unit Election X 120% Conversion / Fair Market Value Closing Stock Price on the Effective Date of the Grant

Example:	STIP Award: $15,000
Deferred Stock Unit Election: 100% in Deferred Stock Units
Fair Market Value Stock Price: $33.00

$15,000 X 100% X 120% / $33.00 = 545 Stock Units*

*Rounded down to nearest unit.

Deferred Stock Unit Dividend Adjustments

In the event the Company pays dividends on its common stock, additional deferred stock units will be credited to a participant’s account effective as of the dividend payment date based on the following calculation:

The number of Deferred stock units in a participant’s account is multiplied by the dollar amount of the cash dividend per share of common stock and then divided by the fair market value of the stock as of the dividend payment date

Vesting

The 20% premium, of the deferred stock units, will vest three years from the date of the award.

Payment of Deferred Stock Unit Account

At the time of payment, a participant’s deferred stock unit account will be paid in 50% stock and 50% cash to cover applicable taxes.  To calculate the cash value of the account, the number of deferred stock units will be multiplied by the fair market value closing stock price at payment date.

Termination Provisions

If a participant terminates employment with the Company prior to the vesting period, except by reason of death, disability, or retirement, he/she will receive the equivalent cash incentive award less the 20% deferred stock unit adjustment and any dividend adjustments.

If a participant terminates employment with the Company prior to the vesting period by reason of death, disability, or retirement, he/she will receive payment of the account in 50% stock and 50% cash which will include a prorated amount of the 20% premium based on the length of time employed with the Company during the three-year vesting period.

Plan Administration

Stock being distributed through STIP deferred stock units will be issued and governed by the terms of the 1999 Stock Incentive Plan.